Exhibit 99.B(d)(26)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT FOR THE

SEI INSTITUTIONAL INVESTMENTS TRUST

THIS AMENDMENT to the Investment Sub-Advisory Agreement for the SEI Institutional Investments Trust between The Boston Company Asset Management, LLC (the “Sub-Adviser”) and SEI Investments Management Corporation, a Delaware corporation (the “Adviser”), is made effective as of the 23rd day of September 2011.

WHEREAS, the Sub-Adviser and the Adviser previously entered into an Investment Sub-Advisory Agreement dated as of September 18, 2000, as amended July 1, 2003, (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement with respect to the manner in which the Sub-Adviser’s compensation is calculated by the Adviser.

NOW, THEREFORE, the parties to this Amendment, intending to be legally bound, agree as follows:

1.                                       Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Agreement.

2.                                       Unless otherwise set forth herein, all provisions of the Agreement shall remain in effect.

3.                                       Paragraph 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

Compensation to the Sub-Adviser; Expenses.  For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule A which is attached hereto and made part of this Agreement.  Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

The Sub-Adviser shall be responsible for its own expenses in performing its duties hereunder but shall not be responsible for the expenses of the Trust or the Fund.  Without limiting the generality of the foregoing, the Sub-Adviser shall not be responsible for brokerage commissions, transfer taxes or fees or custody fees of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation	The Boston Company Asset Management, LLC

By:	By:

/s/ Sandra M. Schaufler	/s/ Bart Grenier

Name:	Name:

Sandra M. Schaufler	Bart Grenier

Title:	Title:

Vice President	Chief Executive Officer